Exhibit 10(v)(i)

FIRST AMENDMENT TO THE
NORTHROP GRUMMAN INNOVATION SYSTEMS
DEFINED BENEFIT
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This amendment to the January 1, 2019 restatement of the Northrop Grumman Innovation Systems Defined Benefit Supplemental Executive Retirement Plan (the “NGIS DB SERP”) is intended to reference the merger of the Northrop Grumman Innovation Systems Pension and Retirement Plan into and with the Northrop Grumman Pension Plan and the Thiokol Propulsion Pension Plan into and with the Northrop Grumman Space & Mission Systems Corp. Salaried Pension Plan.
1.Effective December 31, 2019, the first paragraph of Section 1.2 is amended to read as follows:
1.2    History. The Company previously sponsored tax-qualified defined benefit Pension Plans called: the “NORTHROP GRUMMAN INNOVATION SYSTEMS PENSION AND RETIREMENT PLAN,” (formerly known as the “Orbital ATK, Inc. Pension and Retirement Plan”) and the “THIOKOL PROPULSION PENSION PLAN” for the purpose of providing retirement benefits to certain employees of Northrop Grumman Innovation Systems, Inc. (“NGIS”) and its affiliates. Effective as of midnight December 31, 2019, the Northrop Grumman Innovation Systems Pension and Retirement Plan merged into the Northrop Grumman Pension Plan (the “NGPP”) such that it became a sub-plan of the NGPP and the Thiokol Propulsion Pension Plan merged into the Northrop Grumman Space & Mission Systems Corp. Salaried Pension Plan (S&MS Plan) such that it became a sub-plan of S&MS Plan, both commencing January 1, 2020. The NGPP and the S&MS Plan are subject to the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), and are intended to qualify under section 401(a) of the Code. By operation of section 401(a) of the Code, benefits under these plans are restricted so that they do not exceed maximum benefits allowed under section 415 of the Code. In addition, the maximum amount of annual compensation which may be taken into account for any plan participant may not exceed a fixed dollar amount which is established under section 401(a)(17) of the Code.
2.    Effective December 31, 2019, Section 3.2 is amended to read as follows:
3.2    Applicable Pension Plans. For purposes of this Plan, the “Pension Plans” are:

(a)
Northrop Grumman Innovation Systems Pension and Retirement Plan, a sub-plan of the Northrop Grumman Pension Plan and including the benefit structures under such sub-plan known as the Alliant Techsystems Inc. Retirement Formula, the Alliant Techsystems Inc. Aerospace Pension Formula, the ATK SEG Retirement Formula, the Federal Cartridge Company Pension Formula, the ATK Pension Equity Formula, the Alliant Lake City Retirement Formula, the Alliant Techsystems Inc. Retirement Income Formula (GOCO), and the ATK Cash Balance Formula; and

(b)
Thiokol Propulsion Pension Plan, a sub-plan of the Northrop Grumman Space & Mission Systems Corp. Salaried Pension Plan and including the benefit structures known as the Former Thiokol Propulsion Pension Plan Formula, the Thiokol Pension Equity Formula, and the Thiokol Cash Balance Formula.

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IN WITNESS WHEREOF, Northrop Grumman Corporation has caused this Amendment to be executed by its duly authorized representative on this 17th of December, 2019.
NORTHROP GRUMMAN CORPORATION
By: /s/ Ann Addison
Ann Addison
Corporate Vice President & Chief Human Resources Officer

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